EXHIBIT 99.1

Sun American Bancorp Wins Its Accounting Arbitration With the Beach Bank Liquidating Trust

BOCA RATON, Fla., Feb. 11, 2008 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American"), the bank holding company for Sun American Bank, today reported that it has received the decision of the binding accounting arbitration in its year long dispute with the Beach Bank Liquidating Trust (the successor entity to Beach Bank).

The acquisition agreement related to Sun American's acquisition transaction with Beach Bank provided that the total dollar value of the shares of Sun American's common stock to be issued and delivered by Sun American, as consideration for the purchase of the assets and the assumption of the obligations from Beach Bank, was determined by multiplying 2.35 times the book value of Beach Bank calculated based upon the final audited closing balance sheet prepared by Beach Bank and audited by the public accounting firm of Morrison, Brown, Arguiz & Farra, LLP. The exact number of shares of Sun American common stock issued in the acquisition transaction was required to be determined based upon the book value of Beach Bank as set forth in the final, audited closing balance sheet, subject to adjustment as described in the agreement. Such final, audited balance sheet of Beach Bank was submitted to Sun American on February 27, 2007 and was subject to review by Sun American. Sun American requested certain adjustments to the final balance sheet of Beach Bank. The adjustments to the final balance sheet requested by Sun American required the consent of the shareholder representative of the Beach Bank Liquidating Trust, Michael Kosnitzky, which were not provided.

The dispute was submitted to an independent accounting firm to independently determine the correct accounting under United States Generally Accepted Accounting Principles in accordance with the terms provided for in the asset acquisition agreement. The independent accountant determined expense adjustments of $1,571,307 out of a possible $1,595,353 were required to be made to the final audited closing balance sheet of Beach Bank in favor of Sun American. The accounting resolution provided by the independent accounting firm was to be final and binding on both parties. If the accounting arbitration ruling is upheld, the Beach Bank Liquidating Trust will be required to return to Sun American, approximately 240,000 shares of Sun American common stock, that were issued in the acquisition transaction, with a transaction value of approximately $3.0 million based upon the original transaction pricing. In addition, Sun American will not be required to issue additional shares of common stock in the amount of approximately $700,000 that had previously been accrued for under the original accounting results provided by Beach Bank.

Robert Nichols, Chief Financial Officer of Sun American Bancorp commented, "This is a significant positive result for the shareholders of Sun American. Based upon the accounting arbitration decision, the purchase price of the acquisition transaction decreases by $3.7 million which represents approximately an 18% reduction in the overall price that was calculated by the Beach Bank Liquidating Trust."

The accounting arbitration ruling is subject to review and adjustment under the general arbitration provisions of the asset acquisition agreement.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 15 offices in Miami, Broward, Palm Beach and Martin Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2006 and the Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

CONTACT: Sun American Bancorp
         Robert Nichols
         561-544-1907
         rnichols@sunamericanbank.com